DECHERT PRICE & RHOADS
                              1775 EYE STREET, N.W.
                            WASHINGTON, DC 20006-2401
                            TELEPHONE: (202) 261-3300
                               FAX: (202) 261-3333



                                                September 29, 1998


Capstone Social Ethics and Religious Values Fund
5847 San Felipe, Suite 4100
Houston, Texas 77057

Dear Sirs:

      We have acted as counsel for Capstone Social Ethics and Religious Values Fund (the "Fund") in connection with the registration of an indefinite number of its shares of beneficial interest under the Securities Act of 1933, as amended. The Fund is a series-type fund organized as a business trust under the laws of Massachusetts.

      We have examined the Fund's Declaration of Trust, as amended, the minutes of the meeting of the Fund's Board of Trustees relating to the authorization and issuance of capital stock of the Fund, the Fund's Notification of Registration on Form N-8A filed under the Investment Company Act of 1940, the Fund's Registration Statement filed on Form N-1A under the Securities Act of 1933 and the Investment Company Act of 1940 and all amendments thereto, and such other documents and matters as we have deemed necessary to enable us to give this opinion. Based upon the foregoing, we are of the opinion that the shares of beneficial interest proposed to be sold pursuant to the Fund's Registration Statement, when it is made effective by the Securities and Exchange Commission, will have been validly authorized and, when sold in accordance with the terms of the Registration Statement and the requirements of applicable federal and state law and delivered by the Fund against receipt of cash equal to the initial amount to be invested per share (in the case of initial shares sold) or the net asset value of shares sold thereafter, as each is described in the Registration Statement, will have been legally and validly issued and will be fully paid and non-assessable.

      We hereby consent to the filing of this opinion as an exhibit to Pre-Effective Amendment No. 2 to the Fund's Registration on Form N-1A to be filed with the Securities and Exchange Commission in connection with the registration of the shares of beneficial interest of the Fund, as indicated above, and to the reference to us by name in the capacity of legal counsel to the Fund in the Fund's prospectus and/or Statement of Additional Information to be dated as of the effective date of the Fund's Registration Statement and in any revised or amended versions thereof.

                                          Very truly yours,

                                          /s/ Dechert Price & Rhoads
                                          DECHERT PRICE & RHOADS